NEWS RELEASE

LACLEDE GAS

720 Olive Street, St. Louis, MO 63101

CONTACT: George L. Csolak

(314) 342-0652

FOR IMMEDIATE RELEASE

Laclede Gas Closes on Purchase of Fidelity Natural Gas Assets

ST. LOUIS, MO, February 28, 2006 — Laclede Gas Company today announced that it completed the asset purchase of the natural gas distribution system of Sullivan, Missouri-based Fidelity Natural Gas, Inc. The Missouri Public Service Commission (MoPSC) approved the purchase last week.

The purchase means that approximately 1,300 natural gas customers in Sullivan and surrounding areas who were served by Fidelity Natural Gas, a wholly owned subsidiary of Fidelity Communications Co., are now customers of Missouri Natural Gas, an operating division of Laclede Gas. Under the agreement, Missouri Natural Gas will serve the customers in the former Fidelity service area under the current rates that Fidelity has on file with the MoPSC.

Sullivan is located in southwestern Franklin County. The expanded service area is geographically contiguous with other parts of Franklin County that have been served by Missouri Natural Gas since 1992.

Laclede Gas, a subsidiary of The Laclede Group, Inc. (NYSE: LG), is the largest natural gas distribution company in Missouri, serving more than 630,000 customers in St. Louis and surrounding counties in Eastern Missouri.

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Note: This news release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. The Company’s future operating results may be affected by various uncertainties and risk factors, many of which are beyond the Company’s control, including weather conditions, governmental and regulatory policy and action, the competitive environment and economic factors. For a more complete description of these uncertainties and risk factors, see the Company’s Form 10-Q for the quarter ended December 31, 2005, filed with the Securities and Exchange Commission.